EXHIBIT 4.44

LOCK UP AGREEMENT

This LOCK UP AGREEMENT dated as of December 7, 2012 (this “Agreement”) is by and between SEASPAN CORPORATION, a Marshall Islands corporation (the “Company”) and GERRY WANG, an individual resident solely in Hong Kong (“Wang”).

RECITALS

WHEREAS, the Company and Wang are entering into an Amended and Restated Executive Employment Agreement dated of even date herewith (as amended from time to time, the “Employment Agreement”);

WHEREAS, in connection with the Employment Agreement, the Company has agreed to grant stock appreciation rights (the “SARs”) to Wang as set forth in the Stock Appreciation Grant Notice and Agreement (as amended from time to time, the “SARs Agreement”) dated of even date herewith;

WHEREAS, Section 4(a) of the SARs Agreement provides that Wang must retain ownership of 50% of the net after tax number of Class A common shares, par value $0.01 per share, of the Company (the “Shares”) that he receives upon exercise of the SARs until the later of (i) March 31, 2015 and (ii) 120 days after the exercise date with respect to such Shares; and

WHEREAS, as an inducement and a condition to entering into the Employment Agreement and the SARs Agreement, and in accordance with Section 4(a) of the SARs Agreement, the Company desires that Wang enters into, and Wang is willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Wang, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Employment Agreement. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

(b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

(c) “Control” includes, but is not limited to, when used with respect to a specific Person (i) any other Person who beneficially owns, directly or indirectly, 50% or more of the outstanding voting securities of a corporation or the distributable profits or losses of a partnership, or (ii) any other Person having the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(e) “Immediate Family” includes, with respect to a specified Person, his or her spouse, children, stepchildren, and anyone (other than a tenant or domestic employee) who shares the Person’s home.

(f) “Lockup Securities” means 50% of the net after-tax number of Shares that Wang receives upon exercise of any SARs (net of any Shares retained by the Company or sold or otherwise disposed of to satisfy or fund the Company’s tax withholding obligations or sold or otherwise disposed of to fund Wang’s applicable income tax payment obligations with respect to Wang’s exercise of the SARs).

(g) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including, without limitation, any beneficiary thereof), “group” (as defined in Section 13(d)(3) of the Exchange Act), unincorporated organization or government or any agency or political subdivision thereof.

(h) “Securities” means the SARs and the Shares issued upon exercise of the SARs, and any and all securities of the Company into which or for which any or all of the SARs or Shares issued upon exercise of the SARs may be changed, converted, exercised or exchanged.

2. Restrictions on Transfer; Covenants.

(a) Lock-Up. With respect to each exercise by Wang of SARs, during the period from the date hereof until the later of (i) March 31, 2015 and (ii) 120 days after the exercise date (the “Lock-Up Period”), Wang shall not (and shall not permit his Affiliates to), directly or indirectly (i) offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, assign, distribute or otherwise dispose any Lockup Securities relating to such exercise, or (ii) establish any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to such Lockup Securities, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of, whether or not such transaction is to be settled by delivery of such Lockup Securities, other securities, cash or other consideration (each, a “Transfer”).

(b) Permitted Transfers. Notwithstanding the foregoing, during the Lockup Period, Wang and his Affiliates shall be permitted to Transfer any Lockup Securities as follows: (i) pursuant to (x) a tender offer or exchange offer commenced by the Company or (y) a bona fide third party tender offer or exchange offer which is not induced directly or indirectly by Wang or any of his Affiliates and which is approved by the Company’s Board of Directors or in which Wang would be disadvantaged, in any material respect, if Wang failed to tender; (ii) on Wang’s death by will or intestacy; (iii) to a member of Wang’s Immediate Family or a family trust of Wang or (iv) to an Affiliate of Wang; provided, however, that in the case of a Transfer pursuant to (ii), (iii) or (iv) above, it shall be a condition to such Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lockup Securities subject to the provisions of this Agreement.

(c) Legends/Stop Orders. Wang acknowledges and agrees that the Company shall be entitled to place legends on the certificates representing any of the Lockup Securities and/or stop orders with the transfer agent of the Company with respect to any of the Lockup Securities.

(d) Annual Certification. On or within five business days of each anniversary of the date hereof (or upon the reasonable request of the Company from time to time), Wang shall deliver to the Company a certificate, in form and substance reasonably acceptable to the Company, certifying the number of Lockup Securities held of record or Beneficially Owned by Wang and his Affiliates as of such anniversary date or such other date, as applicable.

3. Representations and Warranties. Wang represents and warrants to the Company as follows:

(a) Authorization. Wang has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Wang will not violate any other agreement to which he is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Agreement has been duly and validly executed and delivered by Wang and constitutes a valid and binding agreement enforceable against him in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Wang is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Wang of the transactions contemplated hereby. The Spousal Consent has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Wang’s spouse, enforceable against such person in accordance with its terms.

(b) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Wang and the consummation by Wang of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Wang, the consummation by Wang of the transactions contemplated hereby or compliance by Wang with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Wang is a party or by which Wang or any of its properties or assets may be bound, or (B) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to Wang or any of his properties or assets.

4. Further Assurances. From time to time until the expiration of the Lock-Up Period, at the Company’s request and without further consideration, Wang shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5. Capacity. Wang makes no agreement or understanding herein in his capacity as a director or officer of the Company or any of its controlled Affiliates. Wang signs solely in his capacity as an individual.

6. Termination. Except as otherwise provided herein, the covenants and agreements contained in Section 2 with respect to the Lockup Securities shall terminate upon the earlier of (i) March 31, 2015, (ii) a Change of Control of the Company (as defined in the Employment Agreement), (iii) the termination of the Executive’s employment by the Company without Just Cause (as defined in the Employment Agreement) or (iv) the Executive’s resignation of employment for Good Reason (as defined in the Employment Agreement).

7. Miscellaneous.

(a) Entire Agreement. This Agreement, the Employment Agreement and the SARs Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Certain Events. Subject to Section 2 hereof, Wang agrees that this Agreement and the obligations hereunder shall attach to the Lockup Securities and shall be binding upon any Person to which legal or Beneficial Ownership of such Securities shall pass, whether by operation of law or otherwise, including without limitation, Wang’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Lockup Securities, the transferor shall remain liable for the performance of all obligations under this Agreement.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Company’s Board of Directors in the case of an assignment by Wang, or by Wang in the case of any assignment by the Company.

(d) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (x) when delivered personally or via overnight courier, upon actual delivery, (y) when sent by confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next business day, or (z) five days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to Wang:

If to the Company:

Seaspan Corporation

Attn: Corporate Secretary

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Fax: 604.638.2595

with copy to (which shall not constitute notice):

Perkins Coie LLP

Attn: David S. Matheson

1120 N.W. Couch Street

Tenth Floor

Portland, OR 97209-4128

Fax: 503.727.2222

(f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(k) Governing Law. This Agreement will be governed and construed in accordance with the laws of British Columbia, without giving effect to the principles of conflict of laws thereof. Each party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of or located in British Columbia in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the courts of or located in British Columbia, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the court within British Columbia and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to service of process in the manner provided for giving notices in Section 7(e). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

(l) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Wang have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY SEASPAN CORPORATION

By:	/s/ Mark Chu
Name:	Mark Chu
Title:	General Counsel and Director, Corporate Finance

WANG

/s/ Gerry Wang
Gerry Wang

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing Lockup Agreement dated as of December 7, 2012 (the “Agreement”), which has been executed by my spouse, and I know its contents.

This will confirm that any Lockup Securities that are the subject of this Consent, (the “Spouse Securities”) of Seaspan Corporation, a Marshall Islands corporation (the “Company”), will be the community property of my spouse and me.

I will perform any acts or execute any documents or instruments necessary in the reasonable judgment of any party thereto to effectuate the purposes, intent or complete the performance of the Agreement, and I will take no action at any time to hinder operation of the Agreement with respect to any Spouse Securities of the Company.

I further agree that, in the event of the dissolution of my marriage to my present spouse or other legal division of property, I will transfer and convey to him or her any and all interest I may have in the Company, and I further agree that a court may award such entire interest to my spouse as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in Spouse Securities of the Company, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon any dissolution of our marriage.

I further agree to bequeath and devise to my spouse or to a trust of which my spouse is the sole trustee, upon my death, any and all interest I may have in the Spouse Securities.

This Consent of Spouse may be attached to and made a part of the Agreement, and may be relied upon by the Company as an inducement to enter into the Agreement.

Date: December 7, 2012

/s/ Cathy Ma
(signature of spouse)

CATHY MA
(print name of spouse)